Exhibit 10.11

OPTION AGREEMENT

SCHLUMBERGER [            ] STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION

SCHLUMBERGER LIMITED, a Netherlands Antilles corporation (the “Company”), hereby grants to you an incentive stock option (the “ISO”) to purchase Common Stock of the Company, par value $0.01 per share, as more fully described below. The date of grant of this ISO (the “Grant Date”), the ISO exercise price and the number of shares subject to this ISO (collectively, the “Option Shares”) are set forth in an award notice that has been previously delivered to you. Your ISO is subject to all the terms and conditions of the Schlumberger [            ] Stock Incentive Plan as in effect on the date hereof (the “Plan”) and this Agreement. Your ISO is intended to constitute an “incentive stock option” under Section 422 of the U.S. Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder.

Except as set forth below, this ISO expires on the tenth anniversary of the Grant Date.

The Option Shares will become purchasable in installments, which are cumulative. The date on which each installment will become exercisable and the number of shares comprising each installment are as follows:

DATE	OPTION SHARES
1st Anniversary of the Grant Date	20%
2nd Anniversary of the Grant Date	20%
3rd Anniversary of the Grant Date	20%
4th Anniversary of the Grant Date	20%
5th Anniversary of the Grant Date	20%

In keeping with the Company’s general policy, the terms of this Agreement, including the vesting schedules, are put in place in certain countries to accommodate local regulations. The vesting schedule above, and therefore your ability to exercise your ISO at certain times and certain other terms of the ISO, may change if you move from one country to another. Currently, the Company has in place a sub-plan for France which governs stock options issued to Optionees residing in France or who are on a French payroll.

This ISO may be exercised only by delivering to the Company a written notice specifying the number of shares you wish to purchase. The Compensation Committee, authorized by the Company to administer the Plan (the “Committee”), hereby notifies you that the ISO price may be paid, subject to such rules and procedures as the Committee may prescribe from time to time, (1) in cash or certified check, (2) by the delivery of shares of Common Stock of the Company with a fair market value at the time of exercise equal to the total ISO price or (3) by a combination of the methods described in (1) and (2).

To assist you in the acquisition of shares pursuant to the exercise of this ISO, the Committee in its sole discretion has authorized the extension of an option financing program coordinated with a third party as posted on the stock options website. The terms and procedures of this program or any such program that the Committee may authorize in the future will be communicated to you.

This ISO will expire earlier than the date set forth above if you terminate employment with the Company or a subsidiary (within the meaning of Code Section 424(f)) of the Company. If you terminate employment with consent of the Company or a subsidiary, as applicable, any exercise of this ISO must be made within three (3) months of termination of employment (or expiration date, if earlier) and then only to the extent the ISO was exercisable upon termination, unless you “retire” or become “disabled” within the meaning of Section 5 of the Plan, or terminate employment due to death. Section 5 of the Plan provides specific rules for exercise of this ISO on termination of employment due to retirement, disability or death and its terms are hereby incorporated in this Agreement. If termination of your employment is because of breach of your employment contract or your misconduct, this ISO will immediately expire and terminate. Termination of your employment without consent of the Company or a subsidiary, as applicable, will cause your ISO to expire immediately.

This ISO may be forfeited, and any exercise you have made of this ISO may be rescinded, as further described below, if you engage in certain “detrimental activity” as defined in the Plan. Specifically, if you engage in detrimental activity within one year following termination of employment for any reason other than retirement or disability, this ISO will immediately expire and terminate and the Committee may rescind any exercise that you made under this option within six months preceding or three months following your termination. If you engage in detrimental activity within five years following termination of employment by reason of retirement or disability, this ISO will immediately expire and terminate and the Committee may rescind any exercise that you made under this option within the period between six months preceding and one year following your termination by retirement or disability. In the event that any option exercise is rescinded by the Committee as described above, you will be obligated to pay the Company an amount equal to the spread on the shares with respect to which the rescinded exercise applied. (The “spread” for this purpose is the difference between the aggregate exercise price and aggregate fair market value of the shares as to which you exercised your option, with fair market value determined as of the exercise date.)

As contemplated by the Plan, you may not exercise your ISO or any portion thereof, and no obligation exists to issue or release shares of stock or accept an exercise of this ISO, if the issuance or release of shares or the acceptance of the ISO exercise by the Company or a subsidiary constitutes a violation of any governmental law or regulation.

This ISO is not transferable or assignable except by will or laws of descent and distribution and then only to the extent exercisable at death. Any exercise of this ISO after your death must be made by the person or persons entitled to make such exercise under your will or by the laws of descent and distribution before expiration of the ISO.

The grant of this ISO is subject to the terms of the Plan, which is discretionary in nature, and the terms of this Agreement. The grant of this ISO is a one-time benefit, and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options. All determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Committee. Your participation in the Plan is voluntary. The value of this ISO is an extraordinary item of compensation that is outside the scope of your oral, written or implied employment contract, if any. This ISO is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The vesting of this ISO ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan document. In particular, if you terminate employment due to death or disability, your ISO will become fully vested and exercisable. The future value of the underlying shares is unknown and cannot be predicted with certainty.

You (i) authorize the Committee, the Company and the employer entity, and any agent of the Committee administering the Plan or providing Plan recordkeeping services, to disclose to the Committee, the Company or any of its affiliates such information and data as the Committee or the Company shall request in order to facilitate the grant of options and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize the Company and any such agent to store and transmit such information in electronic form.

If you do not wish to accept this Option Agreement, please return this Option Agreement to the Stock Option Department or notify the Stock Option Department.

The Plan and prospectus are both available on-line at www.[            ].slb.com. A paper copy of the Plan and/or prospectus may be obtained by contacting the Stock Option Department, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, Texas 77056.

SCHLUMBERGER LIMITED

By	/s/ Andrew Gould
Andrew Gould